Exhibit 8.01 (a)

VSB Bancorp, Inc.

VSB BANCORP, INC. ANNOUNCES CASH DIVIDEND AND THE COMPLETION OF THE SECOND STOCK REPURCHASE PLAN

Contact Name:

Ralph M. Branca

President & CEO

(718) 979-1100

Staten Island, N. Y. — December 15, 2010. VSB Bancorp, Inc. (NASDAQ GM: VSBN), the holding company for Victory State Bank, announced today that its Board of Directors has declared a quarterly cash dividend of $0.06 per share payable on January 3, 2011 to stockholders of record on December 24, 2010. Joseph J. LiBassi, Chairman of the Board of Directors, stated, “We are pleased to announce our thirteenth consecutive cash dividend. Our Company continues to generate earnings and grow capital in this weak economic climate. Our strength is our business model, which is to deliver the best in personal service to our customers.”

Raffaele M. Branca, President and Chief Executive Officer, reported, “Our dividend payout ratio is 21.8% on third quarter 2010 earnings. We continue to provide value to our stockholders while growing our capital and asset base. We are also pleased to announce that we have completed our second buyback program. In total, we have bought back 200,000 shares of our common stock.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity increased to $26.5 million by September 30, 2010. The Bank operates five full service locations in Staten Island, the main office at 4142 Hylan Boulevard in Great Kills and branches on Forest Avenue in West Brighton, Hyatt Street in St. George, Hylan Boulevard in Dongan Hills and Bay Street in Rosebank.

The payment of dividends is at the discretion of the Board of Directors and nothing contained herein should be interpreted as a commitment to pay future dividends.

Statements contained in this press release, which are not historical facts, are forward -looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to materially differ from those currently, anticipated. Those risks and uncertainties include, among other things, possible future changes in (i) the local, regional or national economy, (ii) market interest rates, (iii) customer preferences; (iv) competition or (v) federal or state laws.